Equivest Finance, Inc.
               (1) Resort Funding, Inc.
                       BFICP Corporation
               (2) Equivest Capital Funding, Inc.
               (3) Eastern Resorts Corporation
                       Eastern Resorts Company, LLC
                              Long Wharf Marina Restaurant, Inc.